Exhibit (a)(1)(ix)

Canadian Solar Inc.

Offer to Increase Conversion Rate
For the Conversion of
Canadian Solar Inc.’s
6.0% Convertible Senior Notes due 2017
(CUSIP Nos. 136635 AA 7 and 136635 AB 5)
into Canadian Solar Inc.’s
Common Shares

The Conversion Offer will expire at 5:00 p.m., New York City time, on Tuesday, June 24, 2008, unless extended or earlier terminated by Canadian Solar Inc. (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of Convertible Senior Notes (as defined below) must surrender their Convertible Senior Notes for Conversion on or prior to the Expiration Date to receive the increased conversion rate.

May 27, 2008

To Our Clients:

Enclosed for your consideration is a Conversion Offer Memorandum (as may be supplemented and amended from time to time, the “Conversion Offer Memorandum”) dated May 27, 2008, and the related letter of transmittal (the “Letter of Transmittal”) by Canadian Solar Inc., a Canadian corporation (the “Company”), to increase the conversion rate upon the conversion of any and all of its outstanding 6.0% Convertible Senior Notes due 2017 (the “Convertible Senior Notes”), into common shares of the Company, no par value (the “Common Shares”). The Conversion Offer Memorandum together with the Letter of Transmittal (and any amendments or supplements to the Conversion Offer Memorandum and the Letter of Transmittal) constitutes the “Conversion Offer” with respect to the Convertible Senior Notes. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Conversion Offer Memorandum.

The Convertible Senior Notes are currently convertible at a conversion rate of 50.6073 Common Shares per US$1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately US$19.76 per share. Holders who surrender their notes for conversion on or before 5:00 p.m., New York City time, on June 24, 2008 will receive Common Shares based on a conversion rate, subject to adjustment, equal to the sum of (a) 50.6073 and (b) the quotient (rounded to four decimal places) obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price (as described in the Conversion Offer Memorandum) of the Company’s common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of Common Shares you will receive if you convert your notes in the Conversion Offer will be fixed after 5:00 p.m., New York City time, on June 16, 2008, and announced prior to the opening of trading on June 17, 2008. Holders surrendering their notes for conversion after 5:00 p.m., New York City time, on June 24, 2008 will not be eligible to participate in the Conversion Offer.

The Conversion Offer documents and other materials relating to the Conversion Offer are being forwarded to you as the beneficial owner of Convertible Senior Notes carried by us for your account or benefit but not registered in your name. Surrender of any Convertible Senior Notes for conversion may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Convertible Senior Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee (or registered in the name of The Depository Trust Company (“DTC”) but credited to the account of such broker, dealer, commercial bank, trust company or other nominee that is a DTC participant) to contact such broker, dealer, commercial bank, trust company or other nominee promptly if they wish to surrender Convertible Senior Notes for conversion pursuant to the Conversion Offer.

Accordingly, we request instructions as to whether you wish us to surrender for conversion any or all of the Convertible Senior Notes held by us for your account and, pursuant to the terms and conditions set forth in the Conversion Offer. We urge you to read carefully the Conversion Offer Memorandum, the Letter of Transmittal and the other materials provided herewith before instructing us to convert your Convertible Senior Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to surrender your Convertible Senior Notes on your behalf in accordance with the provisions of the Conversion Offer.

Please note that surrender of Convertible Senior Notes pursuant to the Conversion Offer must be received by 5:00 p.m., New York City time on the Expiration Date in order to receive the increased conversion rate and that the Conversion Offer will expire at 5:00 p.m., New York City time on the Expiration Date, unless extended. The Expiration Date may be extended as described in the Conversion Offer Memorandum.

Convertible Senior Notes surrendered pursuant to the Conversion Offer may be withdrawn at any time prior to the Expiration Date. In addition, you may validly withdraw your Convertible Senior Notes surrendered pursuant to the Conversion Offer after 5:00 p.m., New York City time, on Tuesday, July 22, 2008 (the date that is 40 business days after the commencement of the Conversion Offer) if the Convertible Senior Notes have not been accepted by that date. No consideration shall be payable in respect of the Convertible Senior Notes so withdrawn and the Convertible Senior Notes surrendered pursuant to the Conversion Offer will be promptly returned to the surrendering Holders.

Your attention is directed to the following:

1. If you desire to surrender Convertible Senior Notes that you beneficially own for conversion pursuant to the Conversion Offer and receive the increased conversion rate, we must receive your instructions in ample time to permit us to surrender your Convertible Senior Notes for conversion on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Notwithstanding any other provision of the Conversion Offer, the Company’s obligation to accept Convertible Senior Notes surrendered for conversion, and to increase the conversion rate is subject to, and conditioned upon, the satisfaction of the general conditions described in the section of the Conversion Offer Memorandum entitled “The Conversion Offer — Conditions to the Conversion Offer — General Conditions.”

The Company reserves the right, in its sole discretion, to waive any one or more of the conditions to the Conversion Offer at any time as set forth in the Conversion Offer Memorandum under the heading “The Conversion Offer — Conditions to the Conversion Offer.”

3. Any transfer taxes incident to the transfer of Convertible Senior Notes from the surrendering Holder to the Company will be paid by the Company, except as provided in the Conversion Offer documents. If you wish to have us surrender for conversion any or all of your Convertible Senior Notes held by or through us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to surrender for conversion Convertible Senior Notes registered in the name of DTC and credited to our account or the account of our nominee as a DTC participant.

IMPORTANT

The Letter of Transmittal (or a facsimile thereof), together with any Convertible Senior Notes surrendered for conversion and all other required documents must be received by the Conversion Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for Holders to receive the increased conversion rate.

Alternatively, DTC participants who hold their Convertible Senior Notes under CUSIP number 136635 AB5 may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Conversion Agent, electronically accept the Conversion Offer and surrender the Convertible Senior Notes for conversion through DTC’s Automated Tender Offer Program (“ATOP”) as set forth under “The Conversion Offer — Procedures for Surrendering Notes for Conversion” in the Conversion Offer Memorandum. Holders surrendering their Convertible Senior Notes under CUSIP number 136635 AB5 for conversion by book-entry transfer to the Conversion Agent’s account at DTC can execute the surrender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the Conversion Offer must transmit their acceptance to DTC which will verify the acceptance and execute a book-entry delivery to the Conversion Agent’s account at DTC. DTC will then send an Agent’s Message to the Conversion Agent for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Conversion Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Conversion Offer by Canadian Solar Inc. with respect to the Convertible Senior Notes.

This will instruct you to surrender for conversion the aggregate principal amount of the Convertible Senior Notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Conversion Offer Memorandum and the related Letter of Transmittal.

6.0% Convertible Senior Notes due 2017

Certificate number	Aggregate principal amount of
(if available)*	Convertible Senior Notes surrendered**

*	If the space provided is inadequate, list the certificate numbers, principal amount in respect of Convertible Senior Notes being surrendered on a separately executed schedule and affix the schedule hereto.

**	Unless otherwise indicated, it will be assumed that the entire aggregate principal amount represented by the Convertible Senior Notes specified above is being surrendered.

PLEASE COMPLETE AND SIGN HERE

Signature(s):

Name(s) (Please Print):

Street Address:

City, State, Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

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